                                                                    Exhibit 99.1

For Immediate Release

THE LGL GROUP, INC. ANNOUNCES PENDING SALE OF THE ASSETS OF LYNCH SYSTEMS,
INC.

Greenwich, CT, May 21, 2007 -- Lynch Systems, Inc. , a wholly owned subsidiary of The LGL Group, Inc. (AMEX:LGL), has signed an asset purchase agreement with
Olivotto Glass Technologies, S.P.A., a Milan, Italy based manufacturer of glassware machinery. The transaction, valued at approximately $3 million, includes all assets of Lynch Systems, except for its plant and offices, which will be leased to the buyer for six months. When the lease expires, Lynch
Systems will sell the Bainbridge, GA property separately. The transaction will close in early June 2007.

Lynch Systems is one of the world's leading manufacturers of glass forming machinery. The Company produces and installs equipment that cuts and forms tableware such as glass tumblers, plates, cups, saucers and pitchers; as well as glass block, industrial lighting, commercial optical glass and automobile lenses.

The LGL Group, a multi-industry engineering company that manufactures a broad range of capital equipment and custom,-designed electronic equipment, announced on March 21 that it had been approached by an investment group interested in buying Lynch Systems. "This is the culmination of these earlier discussions,"
said Jeremiah Healy, LGL's Chief Executive.

LGL Group's other subsidiary, MtronPTI, manufactures and markets custom-designed electronic components used to control the frequency of signals in electronic circuits. MtronPTI is not a part of this deal.

Contact: Victor Emmanuel, VJE Consultants: 914-305-5198
         Jeremiah Healy, LGL Group:        203-622-1150